FORM OF SETTLEMENT AGREEMENT
This Settlement Agreement (the “Settlement Agreement”) is entered into as of _____________, 2025, effective as of the Effective Date (as defined below) by and among (the “Executive”), Southern States Bancshares, Inc. (“Southern States”), an Alabama corporation, Southern States Bank (“Southern States Bank”), an Alabama-chartered bank and wholly owned subsidiary of Southern States, FB Financial Corporation, a Tennessee corporation (“FB Financial”) and First Bank, a Tennessee state-chartered bank (“FirstBank”). The Executive and the entities listed above are sometimes referred to as the “Parties” for purposes of this Settlement Agreement.
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Settlement Agreement, Southern States and FB Financial have entered into an Agreement and Plan of Merger, dated as of March 30, 2025 (the “Merger Agreement”), pursuant to which Southern States will merge with and into FB Financial, with FB Financial as the surviving entity, followed by the merger of Southern States Bank with and into FirstBank, with FirstBank as the surviving entity (collectively referred to as the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and
WHEREAS, the Parties desire to enter into this Settlement Agreement, which shall supersede the Employment Agreement, dated as of February 19, 2013, and as amended on April 13, 2021, by and between the Southern States Bank and the Executive (the “Employment Agreement”), in its entirety, effective immediately prior to the Effective Date, and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the payment set forth herein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Termination of the Employment Agreement. Effective immediately prior to the Effective Date, the Employment Agreement shall be cancelled in its entirety and the parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Date, this Settlement Agreement will be null and void ab initio, and the Employment Agreement will remain in full force and effect in accordance with its terms.
2.Settlement Amount. Subject to Sections 7.3 and 5, provided the Executive has remained employed with Southern States Bank to and including the Effective Date, the Executive will receive the following payment and benefits under Section 2.1:
2.1A lump-sum cash amount payable by Southern States Bank or FirstBank upon expiration of the Revocation Period (as defined in the Release (as hereinafter defined)), equal to $ (the “Settlement Amount”).
2.2In any event, the payment of the Settlement Amount, and the Executive’s right to receive the same, shall be conditioned on the Executive’s execution and delivery to Southern States and Southern States Bank of a general release (in the form as attached to this Settlement Agreement as Exhibit A) (the “Release”), which shall be signed on the day prior to the Effective Date. Contingent on the Executive’s timely execution and delivery of the Release, the

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Executive shall have a non-forfeitable right to payment of the Settlement Amount, provided the Executive has remained employed with Southern States Bank to and including the Effective Date.
3.Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount under this Agreement shall not release Southern States, Southern States Bank, FB Financial or FirstBank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages earned up to the Effective Date of the Merger; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Southern States Bank (including the Amended and Restated Southern States Bank Supplemental Executive Retirement Plan (which amended the agreement dated July 30, 2013) and the Amended and Restated Southern States Bank Supplemental Executive Retirement Plan Agreement (which amended the agreement dated September 21, 2016)), including any benefits that become vested as a result of the Merger; (c) the payment of the Merger Consideration with respect to the Executive’s common stock of Southern States as contemplated by the Merger Agreement; and (d) rights to indemnification under applicable corporate law, the organizational documents of Southern States or Southern States Bank, as an insured under any directors and officers liability insurance policy new or previously in force, or pursuant to the Merger Agreement.
4.Complete Satisfaction. In consideration of the payment of the Settlement Amount and the Executive’s execution and delivery of the Release, the Parties hereby agree that the payment of the Settlement Amount in accordance with Section 2 shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement.
5.Section 280G Cut-Back. The Parties agree that the Settlement Amount does not result in an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) based on calculations as of the date of this Settlement Agreement. Notwithstanding anything in this Settlement Agreement or the Employment Agreement to the contrary, if the Settlement Amount, together with any other payments or benefits to which the Executive has the right to receive from Southern States Bank or Southern States, or any other party, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), the Settlement Amount pursuant to this Settlement Agreement shall be reduced to the extent necessary to ensure that no portion of the payment will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 5 shall be made by FirstBank and its tax advisors. The Parties agree to cooperate in good faith to effect reasonable measures to minimize any payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
6.Code Section 409A Compliance. The intent and belief of the Parties is that payment under this Settlement Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Settlement Agreement shall be interpreted to be in compliance with Code Section 409A.
7.General.
7.1Heirs, Successors, and Assigns. The terms of this Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, Southern States and Southern States Bank, FB Financial and FirstBank as the respective successors of Southern States and Southern States Bank following the Merger.
7.2Final Agreement. This Settlement Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties.
7.3Withholdings. Southern States Bank and FirstBank, if applicable, may withhold from the amount payable under this Settlement Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
7.4Governing Law. This Settlement Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Alabama, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.
7.5Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, he agrees to all the terms of this Settlement Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Settlement Agreement.
7.6Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.7Jurisdiction/Venue. Any action arising from this Settlement Agreement shall be brought in the state or federal courts in Jefferson County, Alabama, and the Parties hereby consent to the jurisdiction of such courts in any such action.
8.Effectiveness. Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall become effective as of the Effective Date of the Merger (the “Effective Date”) and be subject to consummation of the Merger in accordance with the terms of the Merger Agreement. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Settlement Agreement shall be deemed null and void ab initio.
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IN WITNESS WHEREOF, the Parties have each caused this Settlement Agreement to be executed by the Executive or its duly authorized officer, as applicable, effective as of the date first above written.

EXECUTIVE

Lynn Joyce

SOUTHERN STATES BANK

By:	Name:
Title:

SOUTHERN STATES BANCSHARES, INC.

By:
Name:
Title:

FB FINANCIAL CORPORATION

By:
Name:
Title:

FIRSTBANK

By:

Name:
Title:

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EXHIBIT A

GENERAL RELEASE

Pursuant to Section 2 of the Settlement Agreement by and among Lynn Joyce (the “Executive”), Southern States Bancshares, Inc., an Alabama corporation (“Southern States”), Southern States Bank, an Alabama-chartered bank and wholly owned subsidiary of Southern States (“Southern States Bank”), FB Financial Corporation, a Tennessee corporation, and FirstBank, a Tennessee state-chartered bank, dated as of __________, 2025 (herein after, the “Settlement Agreement”), as a condition to receiving the payment referenced in Section 2 of the Settlement Agreement, the Executive has agreed to execute this General Release (the “Release”) as of [date] (the “Release Date”) in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Settlement Agreement.
1.Release. In consideration of the receipt of the payment under Section 2 of the Settlement Agreement, the Executive, for Executive’s heirs, personal representatives, executors, administrators, insurers, attorneys, successors and assigns, does hereby waive, release and forever discharge Southern States Bank, Southern States, all present and former subsidiaries, parents, affiliates, and related entities, their successors, assigns, present and former agents, representatives, managers, employees, officers, shareholders, principals, partners, investors, insurers, attorneys, directors and trustees (hereinafter, the “Released Parties”) from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, judgments, attorney’s fees, and expenses of any nature whatsoever, in law or equity, known or unknown (“Claims”) arising at any time prior to and through the Release Date that have or might have been asserted against them by the Executive, or on his behalf, including without limitation Claims relating to the Executive’s employment by Southern States Bank, including without limitation all Claims for discrimination, harassment, or retaliation of any type under any federal, state or local law, ordinance or regulation, all Claims under federal, state or local whistleblower or employment laws or occupational, safety and health laws, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Federal Rehabilitation Act of 1973, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information and Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, as amended, and all whistleblower statutes administered by the U.S. Occupational Safety & Health Administration, including but not limited to the Consumer Product Safety Improvement Act and the Sarbanes Oxley Act, the False Claims Act, the Employee Retirement Income Security Act of 1974, to the extent that claims under that statute may be waived, the National Labor Relations Act, the Labor Management Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, as amended, the antiretaliation provisions of the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended, and any other state or local law, regulation, ordinance, or other enactment, as well as any Claims for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful discharge, constructive discharge, outrage, loss of consortium, promissory estoppel, public policy, and any contract, tort or other common law Claims for damages or equitable Claims, except for (a) any Claims for failure of payment of the Settlement Amount, (b) compensation for services as an employee of Southern States Bank that have accrued but are not yet payable as of the Release Date as reflected on the books and records of Southern States Bank, (c) any Claims that the undersigned may have under the Merger Agreement, if applicable, and (d) any Claims that cannot, as a matter of law, it being understood and agreed that the Executive is not releasing or waiving any rights to indemnification the Executive may have under the

Certificate of Incorporation or Bylaws of Southern States Bank or Southern States (the matters referred to in the foregoing clauses (a) through (d) being referred to, individually and collectively, as the “Exclusions”) .
The Executive understands and agrees that certain facts in respect of which this Release is made may be hereafter known to be other than or different from the facts now known or believed to be true. The Executive acknowledges that the Executive has had the opportunity to discover and acquire any and all facts with respect to this Release, if any, and the Executive expressly accepts and assumes the risk that the facts may be different than the Executive understands or believes them to be, and the Executive hereby agrees that all terms, without limitation or exception, of this Release shall in all respects be effective, binding, and not subject to termination or rescission because of any such difference in facts, without regard to the nature of such facts or the reason or reasons why such facts were not discovered until after the execution of this Release.

The Executive retains the right to initiate or cooperate in any Equal Employment Opportunity Commission or other administrative charge or investigation which cannot be legally waived, but the Executive gives up the right to recover any monetary damages from any Released Party as a result of such a charge (though the Executive is not releasing Executive’s right to receive a whistleblower award from the Securities and Exchange Commission). Southern States Bank agrees that the Executive is neither releasing nor assigning any claim which the law does not permit the Executive to release or assign.

Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with the Securities and Exchange Commission or any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation (“Whistleblower Disclosures”), provided that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) Southern States and/or Southern States Bank regarding any such communication or disclosure.

Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, the Executive is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.Covenant Not to Sue. The Executive agrees not to file a lawsuit asserting any Claims that are released in this Release, and the Executive waives the right to recover in any suit or other proceeding brought on the Executive’s behalf. Should the Executive breach this Release by filing a lawsuit against any of the Released Parties based on Claims the Executive has released, except for any challenge of the Executive’s release of the Executive’s Claim under the Age Discrimination in Employment Act, the Executive hereby agrees to pay for all costs incurred by the Released Parties in defending against such Claim(s), including reasonable attorney’s fees.
3.Inadequate Remedy at Law. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Paragraph 1 of this Release would be inadequate and, therefore, agrees that Southern States Bank and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Southern States Bank or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
4.Non-Admission. It is understood and agreed that this Release does not and shall not constitute an admission by the Released Parties of any violation of any law or right of the Executive.
5.Voluntariness. The Executive understands that this Release includes a complete waiver of Claims (subject only to the Exclusions) and states that the Executive has read this Release including the full waiver of Claims and fully understands its terms and is voluntarily entering into this Release knowingly of the Executive’s own free will.
6.Revocation Period. The Executive acknowledges that the Executive has seven days after the Executive’s execution of this Release to revoke it (the “Revocation Period”). If the Executive desires to revoke this Release after execution, the Executive must notify the Southern States Bank in writing on or before 11:59 p.m. on the seventh day after the Executive’s execution of this Release. This Release shall not become effective or enforceable, and the consideration described above shall not be payable, until the Revocation Period described in this Paragraph has expired without a revocation.
7.ADEA Rights. The Executive understands that this Release includes a complete waiver of Claims, including but not limited to Claims under the Age Discrimination in Employment Act of 1967, as amended. The Executive specifically acknowledges the following:
(a)    The Executive has read this Release including the full waiver of Claims;
(b)    This Release and the full waiver of Claims are written in a manner the Executive can understand, and the Executive fully understands this Release and the full waiver of Claims;
(c)    The Executive is voluntarily entering into this Release knowingly of the Executive’s own free will;
(d)    The waiver specifically refers to rights or Claims arising under the Age Discrimination in Employment Act of 1967, as amended;
(e)    The Executive has not waived any rights arising after the date that the Executive executes this Release;
(f)    The payment and other consideration provided by this Release are in addition to anything of value to which the Executive is already entitled;
(g)    The Executive has been advised in writing to consult with an attorney prior to executing this Release and has had an opportunity to review this Release with an attorney;

(h)     The Executive has been given a period of twenty-one (21) days to consider this Release;
(i)    The Release provides the Executive with a period of seven (7) days to revoke the Release; and
(j)    The Release will not become effective until the eighth (8th) day following its execution by the Executive.
If the Executive signs the Release prior to the expiration of the twenty-one (21) days given to the Executive within which to consider this Release, the Executive does so voluntarily and of the Executive’s own free will. The Executive should not sign this Release before the Release Date.

8.Entire Agreement. This Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all other oral or written promises or representations.
9.Severability. The invalidity, illegality or unenforceability of any provision of this Release shall not affect the validity, legality or enforceability of the remaining provisions. Should this Release be held invalid or unenforceable (in whole or in part) with respect to any particular provisions, Claims or circumstances, it shall remain fully valid and enforceable as to all other provisions, Claims and circumstances. The invalid or unenforceable provisions will become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as will be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Release, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.
10.Choice of Law; Jurisdiction. This Release shall be construed in accordance with the laws of the State of Alabama, without regard to its choice of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Release will be brought against either of the parties exclusively in the courts of the State of Alabama, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Alabama, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
11.Counterparts. This Release may be executed in several counterparts, each and every one of which may be treated as an original.
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DO NOT SIGN THIS RELEASE BEFORE THE RELEASE DATE.

____________________________________ ____________________________________ Date	SOUTHERN STATES BANK By:__________________________________ Its:___________________________________ ______________________________________ Date
SOUTHERN STATES BANCSHARES, INC. By:__________________________________ Its:___________________________________ ______________________________________ Date

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